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                                                                   EXHIBIT 10.14

                             AMENDED AND RESTATED
                 TECHNOLOGY LICENSE AND ADVERTISING AGREEMENT

     This Agreement amends and restates in its entirety the Technology License and Marketing Agreement dated as of August 10, 1998, and entered into by and among: Amazon.com, Inc., a Delaware corporation ("Amazon.com"), Amazon.com D, Inc., a Delaware corporation ("Amazon.com D"), and drugstore.com, inc., a Delaware corporation ("Company"), all effective as of August 10, 1998. Amazon.com and Company are sometimes referred to herein collectively as the "Principal Parties" and each individually as a "Principal Party." The Principal Parties and Amazon.com D are sometimes referred to herein collectively as the "Parties" and individually as a "Party." The Parties agree as follows:

Section 1.  Definitions

     Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

     "Affiliate" means, with respect to a Party, any Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Party.

     "Amazon.com Competitor" means any Third Party engaged, directly or indirectly, in the development, marketing or sale of products or services that compete with any products or services then produced or marketed by Amazon.com or which Amazon.com is then preparing to produce or market.

     "Amazon.com IPR" means any and all IPR owned or licensable by Amazon.com D or Amazon.com during the Support Period.

     "Amazon.com License" means the license granted by Company to Amazon.com D and its Affiliates under Section 5.1.

     "Amazon.com Licensed Field of Use" means (a) the online promotion and sale of goods or services, and/or (b) the online provision of related information; but does not include the online promotion or sale of prescription drugs or the operation of a Drugstore Business.

     "Amazon.com Made Derivative" means any Derivative of the Company Technology made by Amazon.com or its Affiliates in the exercise of the Amazon.com License.

     "Amazon.com Technology" means all of the following which Amazon.com D has the right, or which Amazon.com would have the right, to license to Company without Amazon.com D or Amazon.com violating any contractual obligation owing to, or any IPR of, any Third Party: (a) all software (in both source and object code forms) and other technology used by Amazon.com in the operation of its business, including order processing, procurement, payment, accounting and distribution, but only if and to the extent owned or

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licensable (without cost to Amazon.com or Amazon.com D) by Amazon.com during the
Support Period; and (b) all Amazon.com IPR embodied in such software and other technology; provided, however, that the Amazon.com Technology shall not include, without limitation, any database, customer data or information or other business information.

     "Company Competitor" means any Third Party that is, or is actively attempting to become, principally and primarily known for engaging in a Drugstore Business and whose principal and primary business is a Drugstore Business.

     "Company IPR" means any and all IPR owned or licensable by Company during the Support Period.

     "Company License" means the license granted by Amazon.com D to Company under Section 4.1.

     "Company Licensed Field of Use" means (a) the online retail sales of prescription drugs, over-the-counter drugs, vitamin and fitness supplements, natural remedies, body care products and durable medical goods, (b) the online retail sales of other goods and services to the extent they are typically marketed and sold as part of the operation of a Drugstore Business, and (c) the online provision of information relating to the goods and services described in
(a) and (b), above; provided that, in each case, the goods, services and information are provided directly under the Company's brand or a similar brand that is primarily known and marketed as the brand of a Drugstore Business; and provided further that the Company Licensed Field of Use does not include, without limitation, the promotion or sale (or supporting or facilitating the promotion or sale) of books, video or music products, or the provision or operation of any gift center (e.g., a web site or other online service (or portion thereof designed to facilitate the giving of gifts) except for low volume sales that are merely incidental to the promotion and sale of the goods and services described in (a) and (b), above, and which, in the aggregate, do not generate gross revenues for any calendar quarter that exceed three percent (3%) of the total gross revenues of Company and its Affiliates from all online sales of products and services for that quarter (excluding revenues from the sale of such products and services through separately negotiated Amazon.com affiliate arrangements).

     "Company Made Derivative" means any Derivative of the Amazon.com Technology made by Company in its exercise of the Company License.

     "Company Site" means the Company site on the World Wide Web to be developed by Company and located at www.drugstore.com (and any successor, mirror or Affiliate sites), and through which Company will engage in an online Drugstore Business.

     "Company Technology" means all of the following which Company has the right to license to Amazon.com D and its Affiliates under the Amazon.com License without violating any contractual obligation owing to, or any IPR of, any Third
Party: (a) all software (in both source and object code forms) and other technology used by Company in the operation of its

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business, including order processing, procurement, payment, accounting and distribution, but only if and to the extent owned or licensable (without cost to Company) by Company during the Support Period; and (b) all Company IPR embodied in such software and other technology; provided, however, that the Company Technology shall not include, without limitation, any database, customer data or information or other business information.

     "Competitive Amazon.com Acquisition" means Amazon.com becoming Controlled by, or its assignee or successor to the Amazon.com License becoming Controlled by, any Company Competitor.

     "Competitive Company Acquisition" means Company becoming Controlled by, or its assignee or successor to the Company License becoming Controlled by, any Amazon.com Competitor.

     "Confidential Information" means the existence and terms of this Agreement and all trade secrets, know-how and nonpublic information which relates to research, development, trade secrets, know-how, inventions, source codes, technical data, software programming, concepts, designs, procedures, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, business plans or strategies and other proprietary or confidential information, protectable under the laws of the United States or any other jurisdiction or country.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or through the ownership of voting securities, including, without limitation, the ownership of more than fifty percent (50%) of the equity, partnership or similar interest in such Person.

     "Derivative" means (a) any enhancement, improvement, modification, translation, abridgment, expansion, compilation or "derivative work" (as defined in the U.S. Copyright Act, as amended from time to time), (b) any improvement that falls within the claim of any patent, or (c) any work that embodies, incorporates or uses any Confidential Information or for which any Confidential Information was used in the development of such work.

     "Development Period" means the period commencing on the date of this Agreement and ending on the earlier of (a) thirty (30) days after the Launch Date and (b) June I , 1999.

     "Drugstore Business" means a business (a) principally known and marketed as a drugstore (as that term is commonly used and understood) and (b) principally engaged in the retail marketing, offering, sale and distribution of prescription drugs and over-the-counter drugs. A Drugstore Business may also engage in the retail offering, sale and distribution of vitamins and fitness supplements, natural health remedies, body care products, durable medical goods, and products and services typically marketed and sold as part of the operation of a drugstore. Examples of Drugstore Businesses as of the date of this Agreement are Payless, Rite-Aid and CVS, as they exist on the date of this Agreement.

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     "IPR" means any copyright, patent, trade secret, moral right or other intellectual property or proprietary right of any kind, whether arising under the laws of the United States or any other nation, state or jurisdiction (including, but not limited to, any foreign equivalents thereto). IPR does not include any Trademarks.

     "Launch Date" means the date on which Company begins commercial operation of the initial Company Site.

     "Launch Period" means the period commencing on the Launch Date and ending ninety (90) days after the Launch Date.

     "Minor Amazon.com Competitor" means any Amazon.com Competitor with respect to which (a) the products and services of Amazon.com that compete with the products and services of such Amazon.com Competitor generate and comprise less than five percent (5%) of Amazon.com's total revenue from the sale of products and services during the most recently completed fiscal year, or (b) the competing products and services of the Amazon.com Competitor are merely incidental to the Amazon.com Competitor's business (for example, an insurance company's sale of shirts branded with its logo would be incidental to its business as a provider of insurance).

     "Minor Company Competitor" means any Company Competitor with respect to which the products and services of Company that compete with the products and services of such Company Competitor generate and comprise less than five percent (5%) of Company's total revenue from the sale of products and services during the most-recently completed fiscal year.

     "Person" means any individual, corporation, partnership, limited liability company, trust, association or other entity or organization, including any governmental or political subdivision or any agency or instrumentality thereof.

     "Support Period" means the period commencing on the date of this Agreement and ending on the tenth anniversary of the date of this Agreement.

     "Third Party" means any Person that is not a Party or an Affiliate of a Party.

     "Trademarks" means all common law or registered trademark, service mark, trade name and trade dress rights and similar or related rights arising under any of the laws of the United States or any other country or jurisdiction, whether now existing or hereafter adopted or acquired.

Section 2.  Company Site Development

     2.1  Project Manager

     Following execution of this Agreement, Amazon.com will appoint and maintain in place throughout the Development Period a technical project manager to coordinate its efforts

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under this Agreement relating to the development of the Company Site. Amazon.com may change its appointed technical project manager from time to time upon notice to Company.

     2.2  Project Assessment

     During the Development Period, the parties will perform a project assessment, in such manner and at such times as the Parties mutually agree upon in writing, to determine the mix of Amazon.com Technology and Third Party technology to be incorporated into the Company Site.

     2.3  Technical Consulting

     During the Development Period, Amazon.com will provide to Company up to an average of twenty (20) hours per week of technical consulting (as established by the Parties based on their reasonable determination as to the required level of support), in such manner and at such times as the Parties mutually agree upon in writing, to assist Company in the development of the Company Site.

     2.4  Executive Search

     Following the execution of this Agreement, Amazon.com will provide to Company reasonable assistance in identifying an individual to serve as the initial chief technology officer of Company, in such manner and at such times as the Parties mutually agree upon in writing.

Section 3.  Company Site Launch

     3.1  Project Manager

     Following execution of this Agreement, Amazon.com will appoint and maintain in place throughout the Launch Period a project manager to coordinate its efforts under this Agreement relating to advertising on the Company Site. Amazon.com may change its project manager from time to time upon notice to Company.

     3.2  Marketing Consulting

     During the Launch Period, Amazon.com will provide to Company up to an average of twenty (20) hours per week of marketing consulting (as established by the Parties based on their reasonable determination as to the required level of support), in such manner and at such times as the Parties mutually agree upon in writing, to assist Company in the planning for the launch of the Company Site.

     3.3  Advertising Placements

     During the Launch Period, Amazon.com will provide to Company the advertising placements identified in the attached Exhibit A.

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Section 4.  Company License

     4.1  Grant

          4.1.1 Subject to the terms and conditions set forth in this Agreement, Amazon.com D hereby grants to Company and its Affiliates (other than an Affiliate who is also an Amazon.com Competitor) a limited, nontransferable (except as permitted under Section 11.2), fully paid, royalty-free, nonexclusive worldwide license, under the Amazon.com IPR, to do the following: (a) make, copy and use the Amazon.com Technology in the conduct of Company's or its Affiliates' business within the Company Licensed Field of Use; and (b) develop and make Derivatives from and of the Amazon.com Technology and use such Company Made Derivatives in the conduct of Company's or its Affiliates' business within the Company Licensed Field of Use.

          4.1.2 Prior to the execution of this Agreement, Amazon.com has furnished to Company a copy of the fully executed license agreement between Amazon.com and Amazon.com D under which Amazon.com has granted to Amazon.com D such rights of Amazon.com in and to the Amazon.com Technology and Amazon.com IPR as are necessary, required and appropriate for Amazon.com D to grant Company the Company License under Section 4.1.1. Thereafter, Amazon.com shall execute and deliver to Amazon.com D (with a copy to Company) such further documents as may be required to ensure that the foregoing rights are held by Amazon.com D as and to the extent contemplated in this Agreement. If the Company License is (other than on account of any termination of the Company License in accordance with the provisions of this Agreement) found to be invalid, Amazon.com hereby grants to Company a license to the Amazon.com Technology and Amazon.com IPR on the same terms and conditions as the Company License. Amazon.com hereby guarantees all present and future obligations of Amazon.com D under this Agreement.

     4.2  Reservation of Rights

     Amazon.com D and Amazon.com reserve ownership of the Amazon.com Technology. Except for the Company License, no right, title or interest in, to or under any of the Amazon.com Technology is granted, created, assigned or otherwise transferred to Company pursuant to or by virtue of this Agreement. Without limiting the generality of the foregoing, Company shall not without Amazon.com D's prior written consent, given or withheld in Amazon.com D's sole discretion:
(a) sublicense to any Third Party the right to use or make Derivatives of the Amazon.com Technology, except for contractors of Company who have a need for such rights in order to provide work-for-hire services to Company and who agree in writing to be bound by all restrictions, limitations and requirements of this Agreement relating to the use of or other dealings with the Amazon.com Technology; or (b) use all or any portion of the Amazon.com Technology or any Company Made Derivative outside of the Company Licensed Field of Use.

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     4.3  Third-Party Rights

     Company acknowledges that the Company License is subject to any and all applicable rights of Third Parties in and to the Amazon.com Technology. The Amazon.com Technology is licensed to Company under the Company License only to the extent that Amazon.com is legally and contractually entitled to license the same, through Amazon.com D, to Company. Company shall comply with all Third Party restrictions and limitations on use of the Amazon.com Technology that are made known to Company.

     4.4  Compliance With Laws

     In exercising the Company License, Company shall comply with all applicable laws, rules, regulations, orders and other requirements of any governmental authority having jurisdiction. Without limiting the generality of the foregoing, Company shall comply with all such requirements relating to the import, export or re-export of any Amazon.com Technology or other items subject to this Agreement (including, but not limited to, requirements under the U.S. Export Administration Act, regulations of the Department of Commerce or its successors, executive orders and other export controls of the United States of America). Company shall not import, export or re-export, or authorize the import, export or re-export of, any such items in violation of any such requirement.

     4.5  Advertising Restrictions

          4.5.1 At all times during the Support Period, Company will not place (or permit any Amazon.com Competitor to place) any Amazon.com Competitor's advertising banners, promotional buttons, promotional links or other promotional materials or content on any Company Site.

          4.5.2 The restrictions contained in Section 4.5.1 will not apply to advertising banners, promotional buttons, promotional links or other promotional materials or content of any Minor Amazon.com Competitor, unless Amazon.com notifies Company in writing that Amazon.com (or any of its Affiliates) has a good faith intent to derive significant revenues from the sale of products or services that compete with those of the Minor Amazon.com Competitor. For example, although Amazon.com's revenues from music CDs accounted for less than five percent (5%) of its total revenue during its most-recently completed fiscal year, the advertising restrictions would apply to vendors of music products.

          4.5.3 Amazon.com hereby notifies Company of its good faith intent to derive significant revenues from the sale of video products, music products, and from the operation of a gift center. Amazon.com may deliver additional notices from time to time pursuant to Section 11.3.

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Section 5.  Amazon.com License

     5.1  Grant

     Subject to the terms and conditions set forth in this Agreement, Company hereby grants to Amazon.com D and its Affiliates a limited, nontransferable (except as permitted under Section 11.2), fully paid, royalty-free, worldwide, nonexclusive license, under the Company IPR, to do the following: (a) make, copy and use the Company Technology in the conduct of Amazon.com D's or the Affiliate's business within the Amazon.com Licensed Field of Use; and (b) develop and make Derivatives from and of the Company Technology and use such Amazon.com Made Derivatives in the conduct of Amazon.com D's or the Affiliate's business within the Amazon.com Licensed Field of Use.

     5.2  Reservation of Rights

     Company reserves ownership of the Company Technology. Except for the Amazon.com License, no right, title or interest in, to or under any of the Company Technology is granted, created, assigned or otherwise transferred to Amazon.com D pursuant to or by virtue of this Agreement. Without limiting the generality of the foregoing, Amazon.com D shall not without Company's prior written consent, given or withheld in Company's sole discretion: (a) sublicense to any Third Party the right to use or make Derivatives of the Company Technology, except for contractors of Amazon.com D and Amazon.com who have a need for such rights in order to provide work-for-hire services to Amazon.com D and Amazon.com and who agree in writing to be bound by all restrictions, limitations and requirements of this Agreement relating to the use of or other dealings with the Company Technology; or (b) use all or any portion of the Company Technology or any Amazon.com Made Derivative outside of the Amazon.com Licensed Field of Use.

     5.3  Third-Party Rights

     Amazon.com D acknowledges that the Amazon.com License is subject to any and all applicable rights of Third Parties in the Company Technology. The Company Technology is licensed to Amazon.com D under the Amazon.com License only to the extent that Company is legally and contractually entitled to license the same to Amazon.com D. Amazon.com D and Amazon.com shall comply with all Third Party restrictions and limitations on use of the Company Technology that are made known to Amazon.com D and Amazon.com.

     5.4  Compliance With Laws

     In exercising the Amazon.com License, Amazon.com D and Amazon.com shall comply with all applicable laws, rules, regulations, orders and other requirements of any governmental authority having jurisdiction. Without limiting the generality of the foregoing, Amazon.com D and Amazon.com shall comply with all such requirements relating to the import, export or re-export of any Company Technology or other items subject to this Agreement (including, but not limited to, requirements under the U.S. Export Administration

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Act, regulations of the Department of Commerce or its successors, executive orders and other export controls of the United States of America). Amazon.com D and Amazon.com shall not import, export or re-export, or authorize the import, export or re-export of, any such items in violation of any such requirement.

Section 6.  Technical and Advertising Support

     6.1  Advertising

     Subject to the terms and conditions of this Agreement, during the Support Period the Principal Parties will undertake the following efforts:

          (a) The Principal Parties will each appoint a liaison to oversee and address issues regarding the Parties' ongoing advertising activities. A Principal Party may change its advertising liaison by giving written notice to the other Principal Party.

          (b) The Principal Parties will appoint one (1) senior marketing representative of each Principal Party, which will meet on at least a calendar quarterly basis to discuss opportunities and establish advertising goals of the Principal Parties for the next calendar quarter.

          (c) Each Principal Party will provide the other Principal Party with sustained and substantial ongoing advertising placements on its site on the World Wide Web, in form, content and location as mutually agreed upon by the Principal Parties from time to time taking into consideration, among other things, the Principal Parties' agreed upon marketing goals; provided that the foregoing neither requires nor precludes an equal level of effort by the Principal Parties.

          (d) The Principal Parties may engage in periodic competitive market research activities as mutually agreed upon by the Principal Parties from time to time.

     6.2  Joint Technology Support

     Subject to the terms and conditions of this Agreement, during the Support Period the Parties will provide the following joint technology support:

          (a) The Parties will each appoint a technical liaison to oversee and address issues regarding the Parties' ongoing sharing of their respective technologies. The technical liaison for Amazon.com and Amazon.com D may be the same individual. A Party may change its technical liaison by giving written notice to the other Parties.

          (b) As requested by Company following completion of the project assessment under Section 2.2, Amazon.com D will provide to Company copies of the

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     Amazon.com Technology in such manner as mutually agreed upon by the Parties for use by Company under the terms of the Company License.

          (c) Promptly after the Company Technology (or any portion thereof) becomes available, Company will provide to Amazon.com D copies of the Company Technology in such manner as mutually agreed upon by the Parties for use by Amazon.com D and its Affiliates under the terms of the Amazon.com License.

          (d) Amazon.com will provide to Amazon.com D, and Amazon.com D will provide to Company, updated copies of the Amazon.com Technology on a periodic basis, in such manner and at such times as mutually agreed upon by the Parties, for use by Company under the terms of the Company License.

          (e) Company will provide to Amazon.com D updated copies of the Company Technology on a periodic basis, in such manner and at such times as mutually agreed upon by the Parties, for use by Amazon.com D and its Affiliates under the terms of the Amazon.com License.

     6.3  Oversight

     Each Party will appoint a senior executive officer to oversee and have overall responsibility for the administration of this Agreement and the Parties' business relationship contemplated by this Agreement. Such senior executive officers will meet, either in person or by telephone conference at least once each calendar quarter. A Party may change its senior executive officer appointed for this purpose by giving written notice to the other Party.

Section 7.  Warranty; Disclaimer; Infringement Claims

     7.1  Mutual Representations and Warranties.

     Each Party represents and warrants to the other that: (a) it has full power and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement; (b) the execution, delivery and performance of this Agreement have been authorized by all required action, corporate or otherwise, and do not violate or conflict with any provisions of its charter or bylaws or any of its contractual obligations or requirements of law binding on it; (c) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and (d) it has and shall maintain in full force and effect throughout the term of this Agreement, all governmental permits, licenses and authorizations required on its part to perform its obligations under this Agreement. Further, Amazon.com warrants to Company that, as of the date of this Agreement, Amazon.com D is duly incorporated and has full power and legal right to execute and deliver this Agreement and to perform its obligations under this Agreement.

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     7.2  Disclaimers

     The Amazon.com Technology is licensed by Amazon.com D and accepted by Company, and the Company Technology is licensed by Company and accepted by Amazon.com, "AS IS" and "WITH ALL FAULTS, DEFECTS AND ERRORS". NO PARTY WILL HAVE ANY LIABILITY FOR ANY ERROR, OMISSION OR DEFECT IN THE IPR OR WORKS LICENSED BY THAT PARTY TO THE OTHER UNDER THIS AGREEMENT; AND NO PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, REGARDING SUCH LICENSED IPR OR WORKS (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). FURTHER, EACH PARTY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO: (A) THE SCOPE, COVERAGE, VALIDITY OR ENFORCEABILITY OF ANY IPR LICENSED BY SUCH PARTY UNDER THIS AGREEMENT; OR (B) ANY WARRANTY REGARDING NON-INFRINGEMENT OF ANY IPR OF ANY THIRD PARTY OR ANY WARRANTY RELATING TO PERFORMANCE, FUNCTIONALITY, QUALITY OR ANY OTHER CHARACTERISTICS).

     7.3  Limitation on Liability

     Except to the extent arising out of a Party's infringement or violation of any other Party's patents, copyrights or trade secrets, no Party shall be liable to any other Party or such other Party's Affiliates, whether arising out of contract, tort (including negligence), strict liability or otherwise, for any indirect, incidental, special or consequential damages, including loss of revenue, cost of capital or loss of business reputation or opportunity, arising out of or relating to this Agreement or any IPR or technology licensed hereunder, even if such Party has been advised of the possibility of such damages.

     7.4  Notice

     If a Party learns of any infringement of any IPR of any other Party or learns of a Third Party claim alleging that such Party's use of the IPR of the other Party infringes the IPR of such Third Party, such Party will promptly notify such other Party thereof.

     7.5  Legal Action for Infringement of IPR

          7.5.1 Amazon.com reserves any and all rights to commence, prosecute, compromise and settle any claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any of the Amazon.com IPR by any Third Party. Amazon.com may commence, prosecute, compromise or settle any such claim, action or proceeding, as well as any claim, action or proceeding to defend any of the Amazon.com Technology, in its sole discretion, but shall not have any obligation to do so. Amazon.com will keep Company apprised of the status of any such claim, action or proceeding and notify Company if Amazon.com elects to discontinue further prosecution or defense of the same.

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          7.5.2  Company reserves any and all rights to commence, prosecute, compromise and settle any claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any of the Company IPR by any Third Party. Company may commence, prosecute, compromise or settle any such claim, action or proceeding, as well as any claim, action or proceeding to defend any of the Company Technology, in its sole discretion, but shall not have any obligation to do so. Company will keep Amazon.com apprised of the status of any such claim, action or proceeding and notify Amazon.com if Company elects to discontinue further prosecution or defense of the same.

          7.5.3 No Party shall have the right to commence or prosecute any legal action with regard to the IPR of any other Party, without such other Party's prior written consent in such other Party's sole discretion.

          7.5.4 If a Party becomes the subject of a claim, action or proceeding for infringement, unfair competition, unauthorized use, misappropriation or violation of any IPR of a Third Party as a result of its use of any other Party's IPR pursuant to this Agreement, then the Party owning such IPR shall upon the request of such other Party defend the requesting Party from and against such claim, action or proceeding; provided that the requesting Party shall provide such assistance in defense of the claim, action or proceeding as the owning Party may request and shall comply with any settlement or court order made in connection with the claim, action or proceeding (e.g., relating to the future use of any infringing IPR); and provided further that, notwithstanding the foregoing, the requesting Party shall indemnify the owning Party from and shall pay any and all damages, liabilities, costs and expenses (including reasonable attorneys fees) incurred by the owning Party or otherwise arising out of such claim, action or proceeding to extent related to the requesting Party's use of the owning Party's IPR. In any case, the requesting Party shall be entitled to participate in the defense of any such claim, action or proceeding, at its own cost, with counsel of its choice.

Section 8.  Additional Obligations of the Parties

     8.1  Nondisclosure

          8.1.1 A Party (the "Receiving Party") receiving any Confidential Information of the other Party (the "Disclosing Party") will exercise a reasonable degree of care, but in no event less than the same degree of care that it uses to protect its own confidential information of a like nature, to keep confidential and not disclose such Confidential Information. Without limiting the generality of the foregoing, the Receiving Party shall disclose the Confidential Information of the other Party only to those of its employees and contractors (a) who have a need to know the Confidential Information in order to exercise its license to such Confidential Information, and (b) who are contractually obligated to comply with the disclosure and usage restrictions set forth in this Agreement. In addition, each Party may, with the prior written consent of the other Party (which consent shall not be unreasonably withheld), disclose the existence and terms of this Agreement to potential sources of financing who are contractually obligated to maintain the confidentiality

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of such information; provided, however, that if, after receipt of a written request for consent, the other Party does not respond to the request within three (3) business days, consent will be deemed to have been given so long as the requested disclosure is not to an Amazon.com Competitor or a Company Competitor, as applicable.

          8.1.2 The obligations set forth in Section 8.1.1 above shall not apply to any Confidential Information to the extent it: (a) is approved by prior written authorization of the Disclosing Party for release by the Receiving Party; (b) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, in which event the Receiving Party shall give prior written notice to the Disclosing Party of such disclosure as soon as practicable and shall cooperate with the Disclosing Party in using all reasonable efforts to obtain an appropriate protective order or equivalent, provided that the information shall continue to be Confidential Information to the extent it is covered by such protective order or equivalent; (c) becomes generally available to the public through any means other than a breach by the Receiving Party of its obligations under this Agreement; (d) was in the possession of the Receiving Party without obligation of confidentiality prior to receipt or disclosure under this Agreement as evidenced by written records made prior to such receipt or disclosure; (e) is developed independently by the Receiving Party without the use of or benefit from any of the Confidential Information of the other Party or without breach of this Agreement, as evidenced by written records of the Receiving Party in existence as of disclosure by the Disclosing Party; or (f) is required to be disclosed by government rule or regulation (e.g., in connection with a securities filing), provided that the Receiving Party gives the Disclosing Party advance written notice of the disclosure and cooperates with the Disclosing Party in any attempt to limit the scope of the required disclosure. In any dispute over whether information is Confidential Information under this Agreement, it will be the burden of the Receiving Party to show that such contested information falls within the exceptions set forth in this Section 8.1.2.

     8.2  No Contest of Amazon.com IPR

     Company shall not contest or otherwise challenge (e.g., in any legal action or otherwise), or assist or encourage any other Person to contest or challenge, the validity of any Amazon.com IPR; provided that the foregoing shall not preclude Company from claiming that the IPR in question is Company IPR.

     8.3  No Contest of Company IPR

     Amazon.com shall not contest or otherwise challenge (e.g., in any legal action or otherwise), or assist or encourage any other Person to contest or challenge, the validity of any Company IPR; provided that the foregoing shall not preclude Amazon.com from claiming that the IPR in question is Amazon.com IPR.

     8.4  Accommodation of Patent Application Requirements

     If the Party which owns IPR notifies any other Party that it intends to file patent application(s) with respect to such IPR and thereafter diligently pursues such patents, such other Party will refrain from using any work related thereto (or any portion thereof) in a manner which would adversely affect the availability of such patents.

Section 9.  Resolution of Disputes

     9.1  General

     If any dispute arises between the Parties relating to this Agreement, each Party will follow the dispute resolution procedures set forth in this Section 9 prior to initiating any litigation or pursuing other available remedies unless otherwise agreed in writing by the Parties at the time the dispute arises. Notwithstanding the foregoing, any Party may commence litigation without having first complied with the provisions of this Section 9 if such commencement occurs within thirty (30) days prior to the date after which the commencement of litigation would be barred by any statute of limitations, statute of repose or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief necessary to prevent irreparable harm. In such event, the Parties will (except as may be prohibited by judicial order) nevertheless continue thereafter to follow the procedures set forth in this
Section 9.

     9.2  Initiation of Procedures

     If a Party seeks to initiate the procedures under this Section 9, such Party will give written notice thereof to the other Parties. Such notice will
(a) state that such a notice is a notice initiating the procedures under this section, (b) describe briefly the nature of the dispute and the initiating party's claim or position in connection with the dispute, and (c) identify an individual with authority to settle the dispute on such Party's behalf. Within ten (10) days after receipt of any notice under this Section 9.2, the receiving Party will give the initiating Party written notice which describes briefly the receiving Party's claims and positions in connection with the dispute and identifies an individual with the authority to settle the dispute on behalf of the receiving Party.

     9.3  Pre-Litigation Discussion

     The Parties will cause the individuals identified in their respective notices under Section 9.2 above to promptly make such investigation of the dispute as such individuals deem appropriate. Promptly and in no event later than ten (10) days after the date of the initiating Party's notice under Section 9.2, such individuals will commence discussions concerning resolution of the dispute. If the dispute has not been resolved within thirty (30) days after commencement of such discussions, then any Party may request that the other Parties make their presidents available to discuss resolution of such dispute. Each Party will cause its president to meet together to discuss such dispute at a mutually agreed upon time within fifteen (15) days after a Party makes such request. If the dispute has not been resolved within thirty (30) days after the presidents of the Parties have first met, any Party may submit the dispute to litigation.

Section 10.  Termination

     10.1  Termination by Company

     Company may terminate the Amazon.com License and the Parties' obligations under Sections 2, 3 and 6 by giving Amazon.com written notice of termination if
(a) Amazon.com at any time materially breaches any of its obligations under this Agreement and fails to cure such breach in all material respects within sixty
(60) days after Company gives Amazon.com written notice of such breach, or (b) a Competitive Amazon.com Acquisition occurs.

     10.2  Termination by Amazon.com

     Amazon.com D and/or Amazon.com may terminate the Company License and the Parties' obligations under Sections 2, 3 and 6 by giving Company written notice of termination if: (a) Company at any time materially breaches any of its obligations under this Agreement and fails to cure such breach within sixty (60) days after Amazon.com or Amazon.com D gives Company written notice of such breach; or (b) a Competitive Company Acquisition occurs and Amazon.com has not, as part of a shareholder vote to approve such Competitive Company Acquisition, voted its shares of Company's stock then held by Amazon.com in favor of the Competitive Company Acquisition.

     10.3  Effect of Termination of a License

     Upon any termination pursuant to this Section 10 of a license granted under this Agreement, (a) subject to Section 10.4, the licensee Party shall cease all use of the IPR and technology subject to the terminated license and, at the terminating Party's option, shall return or destroy all such IPR and technology within the licensee Party's possession or control, (b) the other license granted hereunder shall remain in full force and effect until terminated pursuant to this Section 10, and (c) the Parties' obligations under all other provisions of this Agreement which are not terminated or which may reasonably be interpreted or construed as surviving termination (including, without limitation, Sections 1, 7, 8, 9, 10 and 11) will survive such termination. In the event of any termination, Amazon.com shall not be obligated or required to return or surrender any capital stock of Company then held by Amazon.com.

     10.4  Transition Period

     If termination under this Section 10 is (a) pursuant to Section 10.1(a) or 10.2(a) and the material breach in question does not in any way involve the IPR of the terminating Party or (b) pursuant to Section 10.1(b) or 10.2(b) and the Competitive Amazon.com Acquisition or Competitive Company Acquisition, as the case may be, involves only a Minor

Amazon.com Competitor or a Minor Company Competitor, as the case may be, who has furnished adequate written assurance that it will (and fully intends to) continue to qualify as a Minor Amazon.com Competitor or Minor Company Competitor, as the case may be, under this Agreement and that its use of the IPR and technology will not breach or violate the terms of the terminated license, then the terminated license shall continue in effect for a period of nine (9) months from the date of the terminating Party's notice with respect to IPR and technology then in the licensee Party's possession, all subject to the restrictions and limitations set forth in this Agreement, and the licensee Party's obligations under Section 10.3(a) shall apply from and after the expiration of such nine (9) month period.

     10.5  Liquidated Damages

     In the event (a) Amazon.com or Amazon.com D materially breaches any of its obligations under Section 2, 3 or 6, and (b) Company properly terminates the Amazon.com License and the Parties' obligations under Sections 2, 3 and 6 of this Agreement on account of such breach pursuant to Section 10.1(a), then Amazon.com will, upon written notice from Company, pay to Company, as liquidated damages, the sum of one million dollars ($1,000,000.00). Such liquidated damages will constitute the minimum amount payable to Company in connection with such material breach by Amazon.com or Amazon.com D, as applicable. This Section 10.5 will not in any way limit Company's right to seek recovery of any and all monetary damages actually incurred by the Company (subject to Section 9) and to which it is otherwise entitled under this Agreement as a result of the breach (i.e., in light of all limitations and other provisions of this Agreement and applicable law). In the event Company seeks recovery of additional damages, the sum paid or payable hereunder will be applied to reduce any amounts payable by Amazon.com or Amazon.com D, as applicable, to the Company as part of any settlement or final, unappealable judgment entered in such proceeding.

     10.6  Limitation of Remedies

     Notwithstanding any provision of this Agreement to the contrary, the rights and obligations of each Party under this Agreement are separate and distinct from any rights and obligations of each Party under any other agreement among or between any of the Parties. Under no circumstances will any breach or termination of this Agreement for any reason require Amazon.com or Amazon.com D to reconvey, transfer, relinquish or surrender (a) any right, benefit or entitlement granted by Company to Amazon.com or Amazon.com D under any separately executed agreement, or (b) any shares of stock or equity interest in Company held by Amazon.com or Amazon.com D.

Section 11.  Miscellaneous

     11.1  Relationship

     The Parties are independent contractors under this Agreement. Each Party acknowledges and agrees that it is not and will not be during the term of this Agreement, be an employee or an agent of any other Party. Nothing in this Agreement will be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, franchise or business entity of any kind. Nothing in this Agreement will be construed as providing for the sharing of profits or losses arising out of the efforts of the Parties hereto.

     11.2  Assignment

     This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and the legal representatives, successors in interest and permitted assigns, respectively, of each such Party. This Agreement shall not be assigned in whole or in part by any Party without the prior written consent of the other Parties, such consent not to be unreasonably withheld; provided, however, that a Party may, without consent of the other Parties, assign this Agreement to an Affiliate of the assignor, or to an entity acquiring substantially all of the assets or capital stock of the assignor due to merger, acquisition or consolidation so long as (a) the assignor remains liable for the full and faithful performance of the assignee hereunder, (b) such Affiliate or successor in writing assumes all of the obligations of the assignor under this Agreement and agrees to comply with the terms set forth in this Agreement, and
(c) a copy of the assignment is provided to the non-assigning Parties.

     11.3  Notices

     All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the Parties to this Agreement at the following addresses:

     If to Amazon.com:    Amazon.com, Inc.
                          1516 2nd Avenue
                          Seattle, WA 98101
                          Attn: General Counsel
                          Fax: 206-694-2082

     If to Amazon.com D:  Amazon.com D, Inc.
                          1516 2nd Avenue
                          Seattle, WA 98101

                          Attn: President
                          Fax: 206-694-2082

     If to Company:       drugstore.com, inc
                          13920 SE Eastgate Way, Suite 300
                          Bellevue, WA 98005
                          Attn: General Counsel
                          Fax: 425-372-3800

or to such other address as the Party shall have furnished to the others by notice given in accordance with this Section. Such notice shall be effective,
(i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, on the date of transmission unless transmitted after normal business hours, in which case on the following date, (iii) if mailed, upon the date of first attempted delivery.

     11.4  Waiver

     No provision of this Agreement shall be deemed to be waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party which is claimed to have waived or consented. The failure of a Party at any time, or from time to time, to require performance by the other Parties of any provision hereof shall in no way affect the rights of such Party thereafter to enforce the same nor shall the waiver by a Party of any breach of any provision hereof by the other Parties constitute a waiver of any succeeding breach of such provision, or a waiver of any provision itself, or a waiver of any other provisions hereof.

     11.5  Severability

     This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then such: (a) provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) provision will be void to the extent it is held to be invalid or unenforceable; (c) provision will remain in effect to the extent that it is not invalid or unenforceable; and (d) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the Parties.

     11.6  Remedies

     Except as otherwise expressly provided in this Agreement, each and all of the rights and remedies provided in this Agreement, and each and all of the remedies allowed at law and in equity, will be cumulative, and the exercise of one right or remedy will not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

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     11.7  Injunctive Relief

     The Parties acknowledge that a breach of Section 8 would cause irreparable harm, the extent of which would be difficult to ascertain. Accordingly, they agree that, in addition to any other legal remedies to which the non-breaching Party may be entitled, such Party shall be entitled to obtain immediate injunctive relief in the event of a breach of such Section 8.

     11.8  Governing Law

     This Agreement will be governed by and construed according to the laws of the State of Washington without regard to its choice of law provisions. The Parties consent to the jurisdiction of such courts and waive any right to assert that any such court constitutes an inconvenient or improper forum.

     11.9  Publicity

     Except for any announcement intended solely for the internal distribution of a Party, or any disclosure required by legal, accounting, or regulatory requirements, no Party shall use any other Party's name or refer to it directly or indirectly in the context of this Agreement in any advertisement, news release or release to any professional or trade publication or business presentation without the written approval from such Party for each such use or release, unless (a) such information was used in a previously approved advertisement or release and such information remains accurate and (b) the approval has not been withdrawn in writing.

     11.10  Entire Agreement

     All Exhibits to this Agreement shall be incorporated in and constitute parts of this Agreement. This Agreement and the Exhibits, each as amended from time to time, constitute the entire understanding between the parties in relation to the subject matter hereof and supersede all prior discussions, agreements and representations related to this subject matter, whether oral or written and whether or not executed by a Party. Unless otherwise provided in this Agreement, no modification, amendment or other change may be made to this Agreement or any part thereof unless reduced to writing and executed by authorized representatives of all Parties.

     In witness whereof, the Parties have duly entered into this Agreement as of the date first written above.

Amazon.com:                            Company:

Amazon.com, Inc.                       drugstore.com, Inc.

By:  /s/ Alan Caplan                   By:  /s/ David Rostov
    --------------------------------       --------------------------------
    Vice President and                     Vice President and
    General Counsel                        Chief Financial Officer


Amazon.com D:

Amazon.com D, Inc.

By:  /s/ Alan Caplan
    --------------------------------
    Secretary

                                   EXHIBIT A

                            Advertising Placements


     The advertising placements to be provided by Amazon.com during the Launch Period are as follows:

     1.  Advertising of the Company Site on Amazon.com's Home Page for a three
(3) month trial period beginning on the date the Company Site has reached agreed upon quality and scalability criteria.

     2. Advertising of the Company Site on Amazon.com's post-sale page for a three (3) month trial period beginning on the date the Company Site has reach agreed upon quality and scalability criteria.

     3. Sponsorship of Amazon.com's Health, Beauty, and Wellness browse area for a five (5) month rotation through the top-level browse page plus various Health, Beauty, and Wellness bestseller lists.

     4.  Other placements as mutually agreed upon by the Parties.

                                    PAGE 1